DEFA 14A

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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Registrant

Check the appropriate box:

[_]       Preliminary Proxy Statement

[_]       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]       Definitive Proxy Statement

[X]       Definitive Additional Materials

[_]       Soliciting Materials under Rule 14a-12

BNY Mellon Investment Funds III

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[_]       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total Fee Paid:

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[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously.

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BNY MELLON HIGH YIELD FUND

c/o BNY Mellon Investment Adviser, Inc.

PLEASE REVIEW

Dear Shareholder:

As we recently informed you in separate proxy materials, a Special Meeting of Shareholders (the “Special Meeting”) of BNY Mellon High Yield Fund (the “Fund”) has been called in order to ask shareholders of the Fund to consider approving a new sub-investment advisory agreement between Alcentra NY, LLC ("Alcentra NY") and the Fund’s investment adviser, BNY Mellon Investment Adviser, Inc. ("BNYM Adviser"), on behalf of the Fund (the "New Sub-Advisory Agreement").

Currently, the portfolio managers of the Fund are dual employees of BNYM Adviser and Alcentra NY and manage the Fund as employees of BNYM Adviser. Alcentra NY is currently an affiliate of BNYM Adviser and a subsidiary of Alcentra Group Holdings, Inc., which is currently an indirect, wholly-owned subsidiary of The Bank of New York Mellon Corporation ("BNY Mellon"), the parent company of BNYM Adviser. In May 2022, BNY Mellon entered into a definitive agreement with Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, pursuant to which Franklin Templeton will, subject to certain regulatory approvals and satisfaction of other conditions, acquire Alcentra Group Holdings, Inc., together with its subsidiaries including Alcentra NY (the "Transaction"). As a result of the Transaction, Alcentra NY will become a subsidiary of Franklin Templeton and the Fund's portfolio managers will cease being employees of BNYM Adviser and will be employees of Alcentra NY only. The Transaction is expected to be completed in the fourth quarter of 2022 or the first quarter of 2023 (the "Closing Date").

To enable the Fund’s portfolio managers to provide day-to-day management of the Fund’s investments as employees of Alcentra NY as of the Closing Date of the Transaction, when Alcentra NY will become a subsidiary of Franklin Templeton, BNYM Adviser recommended, and the Fund’s Board approved, the New Sub-Advisory Agreement between BNYM Adviser, with respect to the Fund, and Alcentra NY.

The New Sub-Advisory Agreement requires approval by the Fund’s shareholders before it can go into effect. Therefore, the Board has called the Special Meeting to seek shareholder approval of the New Sub-Advisory Agreement in order to provide continuity of portfolio management for the Fund after the Closing Date of the Transaction.

The Fund’s investment objective, strategies and policies will not change in connection with the implementation of the New Sub-Advisory Agreement. There will be no increase in the advisory fee payable by the Fund to BNYM Adviser as a consequence of the Transaction. The sub-advisory fee payable to Alcentra NY under the New Sub-Advisory Agreement will be payable by BNYM Adviser and not the Fund.

The Special Meeting will be held on October 13, 2022, at 11:00 a.m., Eastern Time, and will be held in a virtual meeting format only. To participate, please see the instructions located on the proxy statement previously mailed to you.

WHAT DO WE NEED FROM YOU?

In order to ensure that Alcentra NY can provide continuity of portfolio management for the Fund, Fund shareholders need to approve the New Sub-Advisory Agreement at the Special Meeting. Please also note that the Fund’s shareholder base is made up of thousands of investors just like yourself, which makes your vote even more important no matter how many shares you own. Accordingly, your vote is critical to the approval of this proposal.

For further information about the Special Meeting, the proposal and how to vote or to obtain a copy of the Proxy Statement, you can go to https://im.bnymellon.com/us/en/individual/resources/proxy-materials.jsp. or reach us at 877-361-7968 between the hours of 9:00 a.m. and 10:00 p.m., Eastern Time, Monday through Friday and Saturday 10:00 a.m. to 6 p.m., Eastern Time.

We greatly appreciate your consideration and investment with the BNY Mellon Family of Funds.

Sincerely,

/s/David DiPetrillo

David DiPetrillo

President

BNY Mellon Family of Funds